Exhibit 10.2

PARK ELECTROCHEMICAL CORP.

2018 Stock Option Plan

Non-Qualified Stock Option Contract

This Stock Option Contract entered into as of this _____ day of _________, 20___ (the “Grant Date”), between Park Electrochemical Corp., a New York corporation (the "Company"), and _________, a[n] [employee/director/consultant] of the Company or a Subsidiary (the "Optionee"). Capitalized terms not defined in this Stock Option Contract have the meanings ascribed to such terms in the Park Electrochemical Corp. 2018 Stock Option Plan, as amended from time to time (the “Plan”).

W I T N E S S E T H :

1. The Company, in accordance with the allotment made by the Committee, and subject to the terms and conditions of the Plan, grants as of the Grant Date, to the Optionee, a Non-Qualified Stock Option (the “Option”) to purchase an aggregate of _______ shares of the Common Stock, $0.10 par value per share, of the Company (the “Common Stock”) at $______ per share (the “Exercise Price”), being the Fair Market Value of such Common Stock on the Grant Date.

2. This Option shall expire on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination of employment as provided in the Plan. This Option is exercisable in accordance with the following schedule:

Vesting Date [_____________]	Shares Becoming Exercisable

Total

provided, however, that the right to purchase shall be cumulative, so that if the full number of shares of Common Stock purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter, but prior to the Expiration Date. This Option may be exercised in whole or in part and from time to time as to shares of Common Stock that have become exercisable, by giving written notice to the Company at its principal office, presently 48 South Service Rd., Melville, New York 11747, identifying the Option being exercised, specifying the number of shares of Common Stock purchased and accompanied by payment in full of the aggregate purchase price therefor, in cash (including check, bank draft or money order, or wire transfer or other transfer of funds, or broker-assisted cashless exercise), Common Stock, or any combination thereof.

 3. (a) In the event that the employment or service of the Optionee is terminated prior to the Expiration Date (i) for Cause, or (ii) without the written consent of the Company, this Option shall (to the extent not previously exercised) terminate immediately and be forfeited.

     (b) In the event that the employment or service of the Optionee is terminated prior to the Expiration Date (other than by reason of disability or death or as provided in Section 3(a)) and the Company has not offered the Optionee any separation agreement in exchange for a release, this Option may be exercised by the Optionee, to the extent exercisable as of the date of termination of employment or service, at any time within three (3) months after such termination, but not thereafter, and in no event after the Expiration Date.

     (c) In the event that the employment or service of the Optionee is terminated prior to the Expiration Date (other than by reason of disability or death or as provided in Section 3(a)) and the Company has offered the Optionee a separation agreement in exchange for a release, this Option may be exercised by the Optionee, to the extent exercisable as of the date of termination of employment or service, at any time within three (3) months after the date such separation agreement becomes fully effective and any revocation period has expired, but not thereafter, and in no event after the Expiration Date.

   (d) In the event that the employment or service of the Optionee is terminated prior to the Expiration Date by reason of the disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) of the Optionee, this Option, subject to the provisions of Section 4 hereof, may be exercised, to the extent exercisable as of the date of termination of employment or service, at any time within one (1) year after the date of termination, but not thereafter, and in no event after the Expiration Date.

   (e) In the event that the employment or service of the Optionee is terminated prior to the Expiration Date by reason of the Optionee’s death, or the Optionee’s death occurs within three months after termination of the Optionee’s employment or service (unless such termination was either (i) for Cause, or (ii) without the written consent of the Company), this Option may be exercised, to the extent exercisable as of the date of termination of employment or service, by the Optionee’s executor, administrator or other such person at the time entitled by law to the Optionee’s rights under such Option, at any time within six (6) months after the date of the Optionee’s death, but not thereafter, and in no event after the Expiration Date.

(f) In the event of a termination of employment or service with the Company for any reason, any portion of the Option that is not exercisable as of such date shall be immediately forfeited. In the event of a Change of Control, the terms of the Plan shall govern.

4. Nothing in the Plan or herein shall confer upon the Optionee any right to continue as an employee or consultant of the Company or its Subsidiaries or interfere in any way with the right of the Company or any Subsidiary to terminate such employment or service at any time during such periods without liability of the Company or its Subsidiaries. Further, nothing in the Plan or herein shall confer upon the Optionee any right to be granted additional stock options under the Plan.

5. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to shares of Common Stock. The Company currently intends to maintain this registration, but has no obligation to do so. If the registration statement ceases to be effective, the Optionee will not be able to sell or transfer shares of Common Stock issued to the Optionee upon exercise of the Option unless an exemption from registration under applicable securities laws is available. The Optionee agrees that any resale by the Optionee of shares of Common Stock acquired upon exercise of the Option shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to issue the shares of Common Stock or permit their resale if such issuance or resale would violate any such requirements.

6. Upon the exercise of this Option, the Optionee shall pay to the Company an amount necessary to satisfy its obligations to withhold any taxes by reason of such exercise, in any manner satisfactory to the Company as set forth in the Plan.

7. The Company and the Optionee further agree that they will both be subject to and bound by all of the terms and conditions of the Plan, as amended from time to time. In the event of a conflict between the terms of this Stock Option Contract and the terms of the Plan, the terms of the Plan shall govern.

8. This Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, except that, subject to the terms of the Plan, the Optionee may transfer, not for value, all or part of the option to a Family Member.

9. It is agreed that this Option is a Non-Qualified Stock Option, as such term is defined in the Plan.

10. In lieu of receiving documents in hard copy paper format, the Optionee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant notifications and agreements, account statements, annual and quarterly reports, and all other agreements, documents, forms and communications) in connection with the Option and any other prior or future grant made by the Company and any Subsidiaries. Electronic delivery of a document to the Optionee may be via a Company or Subsidiary email system or by reference to a location on a Company or Subsidiary intranet site to which the Optionee has access.

11. Prior to the Optionee’s exercise of the Option, the Optionee shall not possess any incidents of ownership of the shares of Common Stock underlying this Option, including voting or dividend rights.

12. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the Secretary of the Company at the principal office of the Company, except as provided in Section 10 and, in the case of the Optionee, to the Optionee’s address appearing on the books of the Company or to such other address as may be designated in writing by the Optionee.

13. The terms of this Stock Option Contract shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

14. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Stock Option Contract shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

15. Except as provided in the Plan, no change, modification or waiver of any provision of this Stock Option Contract shall be valid unless the same is in writing and signed by the parties hereto.

16. This Stock Option Contract and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

17. This Stock Option Contract and the rights of the Optionee hereunder shall be governed, construed, and administered in accordance with and governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

18. The headings of the Paragraphs hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Stock Option Contract.

19. This Stock Option Contract may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. The Committee shall have final authority to interpret and construe the Plan and this Stock Option Contract and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Optionee and such Optionee’s legal representative in respect of any questions arising under the Plan or this Stock Option Contract.

21. In administering this Stock Option Contract and the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company to transfer certain personal data of the Optionee to a Subsidiary, or to outside service providers, or to governmental agencies. By signing this Stock Option Contract and accepting the grant of the Option, the Optionee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Optionee’s personal data to such entities for such purposes.

22. By signing this Stock Option Contract, the Optionee acknowledges and agrees that the Option and the shares of Common Stock shall (i) be subject to forfeiture as a result of the Optionee’s violation of any agreement with the Company or a Subsidiary regarding non-competition, non-solicitation, confidentiality, non-disparagement, inventions and/or similar restrictive covenants (the “Restrictive Covenants Agreement”), and (ii) be subject to forfeiture and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any of its Subsidiaries. For avoidance of doubt, compensation recovery rights to shares of Common Stock shall extend to the proceeds realized by the Optionee due to sale or other transfer of such stock. The Optionee’s prior execution of the Restrictive Covenants Agreement was a material inducement for the Company’s grant of the Option under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this contract as of the day and year first above written.

OPTIONEE	PARK ELECTROCHEMICAL CORP.

By:
[sign name]

Title: Chief Executive Officer
[print full name]

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